Exhibit 99.1

Press Release issued on November 4, 2011

Contact:	Matthew R. Zaist
Executive Vice President
William Lyon Homes
(949) 833-3600

William Lyon Homes Reaches Definitive Agreements with Key Stakeholders on Recapitalization Plan to Strengthen and Grow the Company

•	All Major Stakeholders Commit to Recapitalization Plan

•	Includes $85-Million Capital Investment From Certain Stakeholders, Including Lyon Family

•	Results in Significant Deleveraging and Material Reduction in Interest Carry

•	Closes Acquisition of 303-Unit Project in Palo Alto and Mountain View

Newport Beach, CA, Nov. 4, 2011 – William Lyon Homes, which develops new home communities in California, Arizona and Nevada, today announced significant developments in its comprehensive recapitalization plan. The Company believes these developments will allow it to take advantage of historic market opportunities and position itself for long-term growth.

The Company’s key stakeholders, including approximately 64% of the aggregate principal balance of the Company’s senior notes, its senior secured lender and the Lyon Family, have signed definitive agreements supporting the Company’s recapitalization plan. The Company anticipates the recapitalization transaction will be completed by the end of the first quarter 2012.

In support of their commitment to the Company and confidence in its long-term prospects, the Lyon family has committed to invest an additional $25 million in William Lyon Homes as part of the recapitalization plan in exchange for 20% in post-transaction common equity and warrants for an additional 9.1% of common equity. Existing senior management — including Chief Executive Officer General William Lyon, Chief Operating Officer William H. Lyon and Executive Vice President Matthew R. Zaist —will continue managing the Company and the Lyons will remain on the Board of Directors, with General Lyon continuing as Chairman to ensure the continuity of the business.

“We have reached a major milestone with our key stakeholders toward achieving our goal of substantially reducing our debt burden. We are confident these efforts, supported by our secured lender, majority noteholders and the Lyon family, will strengthen the Company to the benefit of our homebuyers, development partners and employees,” said General Lyon.

Under the plan, the senior secured lender will receive a $235 million secured note at 10 1/4% with a 3-year maturity. The ad hoc committee representing a majority of the Company’s senior noteholders has agreed to exchange approximately $284 million of existing senior notes for $75 million in secured notes at an interest rate of 12% (8% in cash and 4% in Pay-in-Kind (PIK)) Notes with a 5-year maturity. In addition, the senior noteholders will receive 28.5% post-transaction common equity in the Company.

Additionally, the Company will launch a rights offering, which is fully backstopped by the Company’s largest noteholder, for $10 million in common equity and $50 million in new convertible preferred equity, representing 51.5% post-transaction equity. The rights offering, along with the Lyon family contribution will represent an $85 million cash infusion which positions William Lyon Homes to take advantage of opportunities and positions the Company for long-term success. The interest payment finally due on October 31, 2011 on its 10  3/4% senior notes is being addressed in the recapitalization plan and as such, the Company has elected not to pay it.

“Once the recapitalization is completed, William Lyon Homes’ capital structure will provide the foundation for sustainable profitability and better position the Company to meet the challenges of our industry head on,” said William H. Lyon. “We look forward to implementing our recapitalization plan shortly as we believe this plan will put William Lyon Homes on a strong financial footing to grow the business.”

To that end, the Company is pleased to report that it has closed on the acquisition of a 27-acre parcel in Palo Alto and Mountain View, CA, known as the former Mayfield Mall. Mayfield is centrally located, only minutes from downtown Mountain View, downtown Palo Alto and Stanford University and within walking distance to a wide array of shops, restaurants, grocery stores and the San Antonio Caltrain station. The property will include four distinct single family attached and detached communities and is entitled for 303 units. The acquisition was financed by a subsidiary of one of the Company’s largest noteholders with the consent of its senior secured lender.

“The Mayfield Project is a fantastic opportunity, a sign of the Company’s long-term plans and the willingness of the noteholders and senior secured lender to support our plan through their participation in the acquisition of this project,” concluded Matthew R. Zaist.

While the Company believes the recapitalization plan will significantly benefit the Company, there can be no assurance that the Transaction will be consummated pursuant to the terms described herein.

About William Lyon Homes

William Lyon Homes is primarily engaged in the design, construction and sale of new single-family detached and attached homes in California, Arizona and Nevada. Its corporate headquarters is located in Newport Beach, CA. For more information about William Lyon Homes and its new home developments, please visit www.lyonhomes.com.

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Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

The new securities expected to be issued pursuant to the plan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, any such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This release does not constitute a solicitation of consents or votes to accept any plan, an offer to purchase any securities or a solicitation of an offer to sell any securities. Any solicitation or offer will be made pursuant to a disclosure statement and applicable law.